Exhibit 10.3(b)

COMPUCREDIT CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

FIRST AMENDMENT

This FIRST AMENDMENT (this “Amendment”) to the CompuCredit Corporation Employee Stock Purchase Plan (the “Plan”) is made by the Compensation Committee (the “Committee”) of the Board of Directors pursuant to and in accordance with Section 7.9 of the Plan and the duly adopted resolutions of Committee dated November 5, 2004. This Amendment shall be effective as of the date the Plan was originally adopted.

1.	Section 3.2(A) of the Plan is deleted in its entirety and shall be replaced with the following:

A. ELIGIBLE EMPLOYEE DEFINED. Except as otherwise required by Code Section 423 or other applicable law, including, without limitation, securities laws of a foreign jurisdiction applicable to such Employee, an Employee shall be considered an Eligible Employee for purposes of participation in the Plan as of the first Offering Commencement Date after Employee completes thirty calendar days of continuous service with the Company. In addition, each Employee employed by the Company on the Effective Date (as defined in Section 7.8) will be considered an Eligible Employee. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave.

2.	Except as amended hereby, the terms of the Plan are not otherwise changed and the Plan shall continue in full force and effect.

AS ADOPTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF COMPUCREDIT CORPORATION ON NOVEMBER 5, 2004.

COMPUCREDIT CORPORATION

By:	/S/ ROHIT H. KIRPALANI
Rohit H. Kirpalani General Counsel and Secretary